UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Kenneth F. Murphy
   120 Park Avenue

   NY, New York 10017
2. Date of Event Requiring Statement (Month/Day/Year)
   2/1/2003
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Altria Group, Inc. (MO)

5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Senior Vice President, Human Resources and Administration
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
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
Common Stock                               |33827 1               |D               |                                               |
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Common Stock                               |440                   |I               |DPS 2                                          |
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
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 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
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
Option (Right to Buy)   |6/24/98  |6/22/07  |Common Stock           |10260    |$43.875   |D            |                           |
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Option (Right to Buy)   |6/23/99  |6/23/08  |Common Stock           |18430    |$39.71875 |D            |                           |
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Option (Right to Buy)   |6/29/00  |6/29/09  |Common Stock           |20000    |$40.00    |D            |                           |
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Option (Right to Buy)   |6/29/02  |6/29/09  |Common Stock           |4000     |$40.00    |D            |                           |
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Option (Right to Buy)   |1/26/01  |1/26/10  |Common Stock           |34877    |$21.34375 |D            |                           |
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Option (Right to Buy)   |1/31/02  |1/31/11  |Common Stock           |22540    |$44.375   |D            |                           |
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Option (Right to Buy)   |6/12/02  |6/12/11  |Common Stock           |18360    |$49.04    |D            |                           |
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Option (Right to Buy)   |2/12/03  |1/26/10  |Common Stock           |5114     |$49.29    |D            |                           |
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
Explanation of Responses:
1. Includes 28,050 shares of Restricted Stock.
2. Share equivalents held in the Altria Deferred Profit Sharing Plan as of January 31, 2003.
SIGNATURE OF REPORTING PERSON
Kenneth F. Murphy
G. Penn Holsenbeck for Kenneth F. Murphy